Exhibit 99.1

Synergy Pharmaceuticals Appoints Gary Sender as Chief Financial Officer

New York, N.Y., November 16, 2015 — Synergy Pharmaceuticals Inc. (NASDAQ: SGYP), a biopharmaceutical company focused on the development and commercialization of novel gastrointestinal (GI) therapies, today announced that Gary Sender has joined the company as Executive Vice President and Chief Financial Officer. Mr. Sender will be responsible for leading Synergy’s financial strategy and operations, supporting all functions of the organization.

“Gary is a strong leader whose broad experience in small and larger specialty pharmaceutical organizations uniquely qualifies him to lead and build our financial operations as we enter a transformative period in our history,” said Gary S. Jacob, Ph.D., Chairman and CEO of Synergy. “Having previously managed financial planning and analysis and strategic growth initiatives of Shire’s Global Commercial businesses, Gary has a thorough understanding of the exciting opportunities from which Synergy is poised to benefit. I’m confident he can add significant value as we prepare to successfully enter a growing and dynamic GI market.”

“I was immediately attracted to the excitement and energy around Synergy,” said Gary Sender. “The company is approaching a period of immense growth and opportunity with anticipated regulatory filings next year and the commercial launch of plecanatide planned for early 2017. I look forward to working with the Synergy team to successfully execute on these goals and continue to drive significant shareholder return.”

Gary Sender has over 25 years of financial leadership experience in the pharmaceutical and biopharmaceutical industries, most recently at Shire plc. From 2009-2015, Mr. Sender served as Senior Vice President, Finance supporting its Specialty Pharmaceuticals business and subsequently its  Global Commercial businesses.  He was responsible for financial management and support of all commercial areas of Shire’s $6 billion Specialty Pharmaceutical and Rare Disease businesses, including the Gastroenterology Business Unit, with an emphasis on resource allocation, financial forecasting, business cases and M&A. Prior to joining Shire, he was the founding CFO of Tengion — a biotechnology company in the field of Regenerative Medicine. Mr. Sender spent 15 years in a number of leadership roles within Merck, including Investor Relations, M&A Finance, Treasury and Divisional Financial Management. Mr. Sender holds a bachelor’s degree in Finance and Information Systems from Boston University and a master’s degree in Industrial Administration (MBA) with a concentration in Finance from Carnegie-Mellon University.

About Synergy Pharmaceuticals Inc.

Synergy is a biopharmaceutical company focused on the development and commercialization of novel GI therapies. Our proprietary GI platform includes two fully-owned, late-stage clinical assets - plecanatide and dolcanatide. We designed both plecanatide and dolcanatide to be pharmacologically superior versions of the naturally occurring human GI peptide, uroguanylin, which is an important regulator for digestive fluid movement and gut health. Plecanatide is our first uroguanylin analog being developed for chronic idiopathic constipation (CIC) and irritable bowel syndrome with constipation (IBS-C). In the summer of 2015, we announced positive phase 3 data from two plecanatide clinical trials for CIC. We plan to file our first plecanatide new drug application (NDA) for CIC in January 2016. Plecanatide is also being evaluated in two ongoing phase 3 IBS-C trials. Dolcanatide is our second uroguanylin analog currently being evaluated in a phase 1b study for the treatment of ulcerative colitis. Dolcanatide is designed to have enhanced resistance to proteolysis in intestinal fluid relative to uroguanylin and yet still retain the same physiologic characteristics as natural uroguanylin. In November 2014, we announced positive data with dolcanatide from our phase 2 clinical trial for opioid-induced constipation (OIC). For more information, please visit www.synergypharma.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward- looking words such as “anticipate,” “planned,” “believe,” “forecast,” “estimated,” “expected,” and “intend,” among others. These forward-looking statements are based on Synergy’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Synergy’s Form 10-K for the year ended December 31, 2014 and other periodic reports filed with the Securities and Exchange

Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Synergy does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Synergy Pharmaceuticals:
Gem Gokmen Hopkins, 212-584-7610
VP, Investor Relations and Corporate Communications
ggokmen@synergypharma.com